     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1999
                                                   REGISTRATION NO.
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       PLANET POLYMER TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    CALIFORNIA                                         33-0502606
           (STATE OR OTHER JURISDICTION                             (I.R.S. EMPLOYER
        OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)

                       9985 BUSINESSPARK AVENUE, SUITE A
                          SAN DIEGO, CALIFORNIA 92131
                                 (619) 549-5130

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ROBERT J. PETCAVICH
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND SECRETARY
                       PLANET POLYMER TECHNOLOGIES, INC.
                       9985 BUSINESSPARK AVENUE, SUITE A
                          SAN DIEGO, CALIFORNIA 92131
                                 (619) 549-5130
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             LANCE W. BRIDGES, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                              SAN DIEGO, CA 92121
                                 (619) 550-6000
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
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                                                               PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF CLASS OF                         AMOUNT TO             OFFERING PRICE            AGGREGATE               AMOUNT OF
SECURITIES TO BE REGISTERED             BE REGISTERED            PER SHARE(1)         OFFERING PRICE(1)        REGISTRATION FEE
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Common Stock......................        3,353,479                 $2.00                 $6,706,958                $1,864
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

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of Planet Polymer Technologies, Inc.'s common stock on March 23, 1999 as reported in the Nasdaq SmallCap Market. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                  SUBJECT TO COMPLETION, DATED MARCH 30, 1999

                                   PROSPECTUS

                                3,353,479 SHARES

                       PLANET POLYMER TECHNOLOGIES, INC.

                                  COMMON STOCK

                           -------------------------

     Selling shareholders identified in this prospectus are selling 3,353,479 shares of Planet Polymer Technologies, Inc. common stock. Planet will not receive any of the proceeds from the sale of shares by the selling shareholders. Our common stock is listed in the Nasdaq SmallCap Market under the symbol "POLY." The closing sale price of the common stock, as reported on the Nasdaq SmallCap Market on March 26, 1999, was $2.0625 per share.

     The selling shareholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. The selling shareholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. More information is provided in the section entitled "Plan of Distribution."

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 4.

     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April   , 1999.
--------------------------------------------------------------------------------

   THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD TO YOU UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

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

                       WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC Filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-KSB for the year ended December 31, 1998;

     - Proxy Statement for the 1999 Annual Meeting of Shareholders;

     - Current Report on Form 8-K filed March 15, 1999; and

     - Our registration statement on Form 8-A filed on September 19, 1995 which includes a description of our common stock.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

               Planet Polymer Technologies, Inc.
               9985 Businesspark Avenue, Suite A
               San Diego, CA 92131
               Attn: Secretary
               (619) 549-5130

     This prospectus is part of a larger registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

     Except for historical information, the information contained in this prospectus and in our SEC reports includes "forward looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

     Planet is a specialty chemical company that designs, develops, manufactures and markets degradable and recycled polymer materials. Planet's proprietary materials are marketed under the trademarks EnviroPlastic(R), Aquadro(TM) and AQUAMIM(TM). Enviroplastic and Aquadro can be used to produce films, coatings and injection molded parts that serve as environmentally-compatible alternatives to conventional plastics. AQUAMIM, developed by Planet in 1998, can be used to manufacture complex metal parts using conventional plastics molding equipment.

     Our executive offices are located at 9985 Businesspark Avenue, Suite A, San Diego, CA 92131, telephone number (619) 549-5130.

                                USE OF PROCEEDS

     Planet Polymer Technologies, Inc. will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholders.

                                  RISK FACTORS

     An investment in the shares being offered by means of this prospectus involves a high degree of risk. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus, in our most recent annual report on Form 10-KSB and in any other documents incorporated by reference into this prospectus from our other SEC filings.

WE HAVE A HISTORY OF OPERATING LOSSES.

     Our revenues to date have consisted primarily of revenues generated by Deltco, Inc. (our wholly owned-subsidiary) and contract research and development revenues. We have incurred losses since inception. For the years ended December 31, 1998 and 1997, we had net losses of approximately $1,629,000 and $975,000, respectively. As of December 31, 1998, we had an accumulated deficit of approximately $9.9 million. Our product shipments to date have related primarily to our research and development efforts and customer pilot trials. We have generated minimal revenues from product sales. Due to lengthy customer evaluation and acceptance periods, we expect that negative cash flow from our operations will continue for the foreseeable future. Other than the Feasibility Agreement with Agway Consumer Products Inc. (recently assigned to its parent, Agway Inc.), we have not received significant commitments beyond the research, development and testing stage from any customer regarding purchases of our products or technologies. Full-scale commercial use of any of our products will require additional development and testing. We cannot guarantee the timing of the commercial deployment of our products or that our products and technology will ever receive widespread market acceptance. As a result of our operating history, we have not paid any cash dividends on our common stock since our inception and do not anticipate paying cash dividends in the foreseeable future.

SEASONALITY AND FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY CAUSE VOLATILITY IN OUR STOCK PRICE.

     Deltco has experienced seasonal fluctuations in quarterly revenues and operating results and we cannot guarantee that Deltco will be profitable in any particular period. Seasonal fluctuations at Deltco may cause volatility in the price of our common stock. Deltco's sales and income have historically been lower in the first and fourth quarters and higher in the second and third quarters of each year, reflecting the general pattern associated with much of the manufacturing industry. In addition, announcements by us or our competitors of new products and technologies could cause customers to defer or cancel purchases of Deltco's products, which could adversely affect our business, financial condition and results of operations. Additional factors that may cause our revenues, gross margins and results of operations to vary significantly from period to period include:

     - mix of products sold;

     - availability of inventory;

     - costs;

     - price discounts;

     - market acceptance and the time and availability of new products by us or our customers;

     - usage of different distribution and sales channels;

     - customization of products; and

     - general economic and political conditions.

     We cannot guarantee that we will realize positive operating results in the future, and even if we become profitable, we cannot guarantee what revenue or profit levels we will achieve or whether they will be sustainable.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

     Our future capital requirements will depend on many factors, including:

     - the cost of manufacturing scale-up;

     - the timing of market acceptance of our products;

     - competing technological and market developments; and

     - the costs involved in filing, prosecuting and enforcing patent claims.

     We anticipate that our existing resources will enable us to maintain our current and planned operations through at least the next twelve months. We cannot guarantee that changes in our plans or other events affecting our operating expenses will not result in the expenditure of such resources before such time.

     We intend to seek additional funding through partnership arrangements or the extension of existing arrangements or through public or private equity or debt financing. We cannot guarantee that additional financing will be available on acceptable terms, or at all. Insufficient funds may require us to delay, scale back or eliminate some or all of our activities or to obtain funds through arrangements with third parties that may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves.

OUR FAILURE TO BE LISTED ON THE NASDAQ SMALLCAP MARKET MAY AFFECT OUR ABILITY TO RAISE CAPITAL.

     Our common stock is quoted on the Nasdaq SmallCap Market. Our ability to raise capital may depend on our stock continuing to be quoted on the Nasdaq SmallCap Market. We cannot guarantee that we will be able to satisfy the criteria for continued quotation on the Nasdaq SmallCap Market. For example, one of the criteria for continued quotation is that we will maintain net tangible assets of $2 million. As of January 31, 1998, our net tangible assets were approximately $2.2 million. Failure to meet the maintenance criteria in the future may result in our common stock not being eligible for quotation. If our common stock is delisted from the Nasdaq SmallCap Market, trading, if any, in our common stock would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the Nasdaq OTC Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of, our common stock, and our ability to raise additional funding may be impeded.

OUR STOCK MAY BECOME SUBJECT TO PENNY STOCK REGULATIONS.

     If our common stock is delisted from the Nasdaq SmallCap Market and the trading price of our common stock is less than $5.00 per share, trading in our common stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934. These requirements could severely limit the market liquidity of our common stock and the ability purchasers of our common stock to sell such shares in the secondary market. We cannot guarantee that our common stock will not be delisted from the Nasdaq SmallCap Market or treated as a penny stock.

WE DEPEND ON THE AVAILABILITY OF RAW MATERIALS FOR USE IN OUR PRODUCTS.

     Although certain raw materials used in our products are available from several sources, should supply problems arise, our inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair our ability to manufacture and deliver our products. For example, Deltco's recycled polypropylene generally replaces higher priced virgin polypropylene in its customer's end products to reduce costs. Deltco's business depends substantially upon the availability and price of this virgin polypropylene as well as the price of oil. If the virgin polypropylene supply becomes imbalanced due to excess polypropylene capacity, the price of the virgin material will decrease creating a lessened demand for Deltco's recycled material. Price downturns in the virgin polypropylene market have had and will continue to have a material adverse effect on our business, financial condition and results of operations.

A SIGNIFICANT PORTION OF OUR RAW MATERIALS ARE DERIVED FROM ONE SUPPLIER.

     Deltco purchases the majority of its scrap resins from 3M. A formal supply agreement has been executed with 3M. The agreement has an indefinite term and may be terminated by either party upon thirty-days prior written notice. Should demand for our products substantially exceed current expectations, or if supply problems should arise with 3M, we cannot guarantee that we would be able to obtain sufficient quantities of raw materials from our current sources, or that alternate sources could be found without disrupting the manufacturing process. If we were unable to obtain these raw materials to produce our products, our business, financial condition and results of operations could be adversely affected.

OUR GROWTH IS DEPENDENT ON THE MARKET'S ACCEPTANCE OF OUR PRODUCTS.

     Our success is dependent on the commercial acceptance of our technologies by the various industries targeted by our products. Although our products have undergone numerous product trials with customers, to date no customer has made a significant commitment to purchase any of our products. Broad market acceptance of our products will depend upon our ability to demonstrate to potential customers that our products can compete favorably with alternative solutions. We cannot guarantee that any of our targeted markets will result in a significant commercial opportunity, that unforeseen problems will not develop with respect to our technology or products or that we will be successful in completing the commercial implementation of our technology. A significant risk remains as to the timing of commercial implementation and the prospects of commercial success for our technology and products. In addition, we will need to achieve further product cost reductions to compete successfully in the future. Although we intend to achieve such reductions through a combination of engineering and process improvements and economies of scale, we cannot guarantee that we will achieve our cost objectives.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPABILITY.

     Our facility in San Diego, California is a pilot production facility with limited manufacturing capability. Deltco's facility is in Ashland, Wisconsin. In the event that production at either facility were interrupted by fire, earthquakes, floods or other acts of God, regulatory actions or other causes, we would be unable to continue to develop and manufacture our products. Such an interruption would materially and adversely affect our business and results of operations. To date we have manufactured and sold only small quantities of our products for commercial use. Our San Diego facility has limited capacity to handle higher commercial volume manufacturing. To increase production capability, we will need to either expand the production capabilities of the San Diego facility and or Deltco facility or seek additional facilities, either of which would require significant expenditures and additional personnel. Although we plan to establish manufacturing relationships with contract manufacturers, no manufacturer has produced significant volumes of our products to date. To be successful, our products must be manufactured in commercial quantities at competitive costs. If we are unable to develop or contract for manufacturing capabilities on acceptable terms, our competitive position and our ability to achieve profitability could be materially impaired.

OUR SUCCESS IS DEPENDENT ON OUR STRATEGIC RELATIONSHIPS WITH OUR CUSTOMERS.

     Our technologies are designed to serve multiple industries. An important part of our strategy is to promote acceptance of our products through technology and product alliances with our customers. Our dependence on these customers raises certain risks with respect to the future success of our business. We have focused our product development efforts by working in close collaboration with our customers. Certain of our customers are concurrently engaged in similar development and testing programs with other companies involving competing products and technologies. Our success is dependent on the successful completion and commercial deployment of our products and on the future commitment of our customers to our products and technology. We cannot guarantee that our collaboration with our customers will result in products that are accepted by our customers or widely accepted in the marketplace. In addition, our reliance on collaborations with third parties may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves. For example, pursuant to our license agreement with Agway, Agway has certain rights to our technologies. In addition, the Agway agreement places certain limitations on us with respect to the use of our technologies in certain areas of business. We cannot guarantee that we will not enter into similar collaborations in the future.

OUR FAILURE TO MANAGE GROWTH OF OPERATIONS MAY ADVERSELY AFFECT US.

     Future company growth may challenge our management, operational and financial resources. We may experience problems associated with the design, engineering and manufacturing scale-up of our products. Our ability to manage growth effectively will require us to continue to implement and improve our management, operational and financial systems and to expand, train and manage our employees.

     Management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on our results of operations. In addition, Planet has no experience in the operation of a large-scale production facility and we may encounter unforeseen difficulties in the operation of a production facility that would adversely affect our results of operations in future periods. Failure to upgrade operating and financial control systems or difficulties encountered during such upgrades could adversely affect our business and results of operations. Although we believe that our systems and controls are adequate to address our current needs, we cannot guarantee that such systems and controls will be adequate to address future changes in our business.

WE MUST KEEP PACE WITH TECHNOLOGICAL CHANGE TO REMAIN COMPETITIVE.

     We consider our competition for our AQUAMIM product to be from competing technologies rather than from direct competitors. The competing technologies include: solvent debinding technologies based on a wax binder by Advanced Forming Technology, catalytic debinding based on a polyacetal binder by BASF Corporation, air dry debinding based on a water-based binder by AlliedSignal Inc. and thermal debinding based on an acrylic binder by Rohm & Haas Company. In the manufacture and marketing of controlled-release urea, we compete indirectly with Pursell Inc. and The Scotts Company in the United States and Haifa Chemical Company in Israel. Many of our competitors have significantly greater financial, technical and human resources than we do.

     The primary source of competition for our EnviroPlastic and Aquadro products currently comes from suppliers of conventional non-degradable plastic products. The use of non-degradable products is well-established and accepted by both consumers and the industry, many of whom may be indifferent to the benefits offered by our products. Many of our competitors who provide these non-degradable products have significantly greater financial, technical and human resources than we do. Changes in political and consumer emphasis on environmental factors in waste disposal could significantly harm our competitive position relative to these established solutions with respect to certain of our products whose principal advantage is degradability. Such changes may be imminent in light of the current political climate, the unlikelihood of increased environmental regulation and the possibility of a reduction in environmental regulation. In addition, we are subject to competition from other specialty chemical companies offering alternative solutions.

     We cannot guarantee that our competitors will not succeed in developing products or technologies that are more effective than any which have been or are being developed by us or which would render our technology and products obsolete and noncompetitive. Accordingly, our competitors may succeed in obtaining market acceptance for products more rapidly than we do. Furthermore, if we obtain market acceptance of our products, we will also be competing with respect to volume manufacturing efficiency and marketing capabilities, areas in which we have limited or no experience.

WE DEPEND ON OUR KEY PERSONNEL.

     Our success depends to a significant extent upon the continued service of Robert J. Petcavich, our Chairman, Chief Executive Officer and President, and the loss of such key executive could have a material adverse effect on our business or results of operations. We are also dependent on other key personnel, and on our ability to continue to attract, retain and motivate highly skilled personnel. The competition for such employees is intense, and we cannot guarantee that we will be successful in attracting, retaining or motivating key personnel. We maintain "key-person" life insurance policies with respect to such persons to compensate us in the event of their deaths.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT
US.

     We rely on a combination of patent and trade secret protection, non-disclosure agreements and licensing arrangements to establish and protect our proprietary rights. We have filed and intend to file applications as appropriate for patents covering our products. We cannot guarantee that patents will issue from any of the pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect our technology. In addition, we cannot guarantee that any issued patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to us. Since U.S. patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, we cannot be certain that we were the first creator of inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for such inventions. Despite our efforts to safeguard and maintain our proprietary rights, we cannot guarantee that we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies.

THERE ARE SUBSTANTIAL SHARES ELIGIBLE FOR SALE; THE SALE OF THESE SHARES MAY DEPRESS OUR STOCK PRICE.

     Sales of substantial amounts of our common stock in the public market or the prospect of such sales by existing shareholders and warrant holders could materially adversely affect the market price of our common stock. As of March 23, 1999 we had outstanding 6,938,974 shares of common stock (assuming the conversion of all outstanding shares of Preferred Stock into shares of common stock). Virtually all of our outstanding shares of common stock will be either registered and therefore freely tradable or may be transferred pursuant to Rule 144(k) under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. We have also filed a Registration Statement on Form S-8 under the Securities Act covering 500,000 shares of common stock reserved for issuance under our 1995 Stock Plan. Upon issuance, shares registered under such Registration Statement will be, subject to Rule 144 volume limitations applicable to our affiliates, available for sale in the open market.

OUR SUCCESS DEPENDS ON OUR ABILITY TO OBTAIN REGULATORY APPROVAL OF OUR
PRODUCTS.

     Certain end products into which our products are expected to be incorporated are subject to extensive government regulation in the United States by federal, state and local agencies including the EPA and FDA. Similar regulatory agencies exist worldwide. Our customers who incorporate our products into consumer products will bear primary responsibility for obtaining any required regulatory approvals. The process of obtaining and maintaining FDA and any other required regulatory approvals for products is lengthy, expensive and uncertain, and regulatory authorities may delay or prevent product introductions or require additional tests prior to introduction. We cannot guarantee that changes in existing regulations or the adoption of new regulations will not occur, which could prevent us or our customers from obtaining approval or delay the approval of various products or could adversely affect market demand for our products.

A PRODUCT LIABILITY CLAIM MAY ADVERSELY AFFECT OUR BUSINESS.

     Product liability claims may be asserted against us in the event that the use of our products or products which incorporate our products are alleged to have caused injury or other adverse effects, and such claims may involve large amounts of alleged damages and significant defense costs. We do not maintain product liability insurance. If we obtain product liability insurance in the future, we cannot guarantee that the liability limits or the scope of our insurance policy would be adequate to protect against such potential claims. Additionally, we may not be able to obtain product liability insurance. Whether or not we obtain such insurance, a successful claim against us could have a material adverse effect on us. In addition, our business reputation could be adversely affected by product liability claims, regardless of their merit or eventual outcome.

YEAR 2000 RISKS MAY RESULT IN MATERIAL ADVERSE EFFECTS ON OUR BUSINESS.

     Planet recognizes the need to ensure that its operations will not be impacted by the year 2000 issue that results from computer applications being written along two digits rather than four to define the application year. As a result of the year 2000 issue, computer applications may recognize a date using "00" as the year 1900 rather than the year 2000, resulting in system failures or miscalculations causing disruption of operations.

     Planet has reviewed its material computer applications for year 2000 compliance and is working with vendors and suppliers to make its computer applications year 2000 compliant. Thus, Planet has developed a plan to modify its information technology in recognition of the year 2000 issue. The plan calls for updating existing software and hardware to newer versions that incorporate corrections to eliminate the problem. Planet has estimated that the total cost of updating the Company's accounting system in order to be year 2000 compliant will be approximately $30,000 and the cost of improving Planet's computers and network will be approximately $10,000.

     Planet does not expect the year 2000 issue and the plan to resolve it to have a significant impact on its operations. However, if such plans cannot be completed on a timely basis, the year 2000 issue could have a material adverse impact on Planet's business, financial condition and results of operations. Because of the many uncertainties associated with year 2000 compliance issues, and because Planet's assessment is necessarily based on information from third party vendors and suppliers, we cannot guarantee that our assessment is correct or as to the materiality or effect if our assessment is not correct. For example, to the extent that customers would be unable to order products or pay invoices or suppliers would be unable to manufacture or deliver product, Planet's operations would be affected.

                              SELLING SHAREHOLDERS

     The following table sets forth the names of the selling shareholders, and the number of shares of common stock owned beneficially by them as of March 23, 1999 which may be offered pursuant to this prospectus. This information is based upon information provided by each selling stockholder. Because the selling shareholders may offer all, some or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the selling shareholders after such offering can be provided. The term "selling stockholder" includes the shareholders listed below and their transferees, pledgees, donees or other successors.

                                          SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                 OWNED              NUMBER OF            OWNED
                                            BEFORE OFFERING          SHARES        AFTER OFFERING(3)
                                         ----------------------   -------------   --------------------
        SELLING STOCKHOLDER(1)            NUMBER     PERCENT(2)   BEING OFFERED   NUMBER    PERCENT(2)
        ----------------------           ---------   ----------   -------------   -------   ----------
Agway Holdings, Inc.(4)................  3,000,000     33.56%       3,000,000           0         0
Special Situations Private Equity Fund,
  L.P.(5)..............................  1,108,611     14.98%         226,274     882,337     12.06%
AM-RE Services, Inc.(6)................     48,286         *           12,570      35,716         *
L.B.C. Capital Resources, Inc.(6)......    114,635      1.64%         114,635           0         0

-------------------------
 *  Less than 1%

(1) To our knowledge, the selling shareholders have sole voting and investment power with respect to all common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentage ownership is based on: (i) 6,938,974 shares of common stock outstanding as of March 23, 1999, assuming conversion of all outstanding shares of our preferred stock. The percentages shown for each of the selling shareholders includes shares of common stock that each selling shareholder has the right to acquire upon the exercise of outstanding warrants.

(3) Assumes the sale of all shares offered in this prospectus, should each respective selling stockholder elect to do so.

(4) Agway Holdings, Inc. is a wholly-owned subsidiary of Agway Inc. Represents
    (i) 1,000,000 shares of common stock and (ii) a warrant to purchase up to 2,000,000 shares of common stock.

(5) Represents (i) 588,235 shares of common stock issuable upon conversion of shares of our Series A Preferred Stock, (ii) 462,444 shares of common stock issuable upon exercise of a warrant to purchase common stock and (iii) 57,932 shares of common stock issued as dividends.

(6) Represents shares of common stock issuable upon exercise of certain warrants to purchase common stock.

                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may offer their shares of common stock in one or more of the following transactions:

     - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market,

     - in the over-the-counter market,

     - in private transactions,

     - through options,

     - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling shareholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than pursuant to this prospectus. The selling shareholders may not sell all of the shares. The selling shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

     To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling shareholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $9,864. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will be paid by the requesting stockholder(s).

                                 LEGAL MATTERS

     Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable, and that the shares which will be issued upon the exercise of certain warrants will be validly issued, fully paid and nonassessable.

                                    EXPERTS

     The financial statements of the registrant as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 and December 31, 1997 have been audited by PricewaterhouseCoopers LLP, as set forth in its report thereon included in Planet Polymer Technologies, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1998 and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Our Bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and other agents, to the fullest extent not prohibited by California law. We are also empowered under our Articles of Incorporation (the "Articles") and Bylaws to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and executive officers.

     In addition, our Articles provide that, to the fullest extent permitted by California law, our directors will not be liable for monetary damages for breach of the director's fiduciary duty of care to us and our shareholders. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing or culpable violations of law that the director believes to be contrary to the best of our interests or our shareholders, for acts or omissions involving a reckless disregard for the director's duty to us or our shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders, for improper transactions between the director and us or for improper distributions to shareholders and loans to directors and officers, or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

     Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF MARCH 30, 1999. YOU SHOULD NOT ASSUME THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

                                3,353,479 Shares
                       PLANET POLYMER TECHNOLOGIES, INC.
                                  Common Stock

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Get More Information..........................    2
The Company.................................................    3
Use of Proceeds.............................................    3
Risk Factors................................................    4
Selling Shareholders........................................   11
Plan of Distribution........................................   12
Legal Matters...............................................   13
Experts.....................................................   13
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities................................   13

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

SEC Registration Fee...................................  $1,864
Legal fees and expenses................................  $5,000
Accounting fees and expenses...........................  $2,500
Printing and engraving.................................  $  500
                                                         ------
  Total................................................  $9,864
                                                         ======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Our Bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers, employees and other agents, to the fullest extent not prohibited by California law. We are also empowered under our Articles of Incorporation (the "Articles") and Bylaws to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and executive officers.

     In addition, our Articles provide that, to the fullest extent permitted by California law, our directors will not be liable for monetary damages for breach of the director's fiduciary duty of care to us and our shareholders. This provision in the Articles does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing or culpable violations of law that the director believes to be contrary to the best of our interests or our shareholders, for acts or omissions involving a reckless disregard for the director's duty to us or our shareholders, or an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our shareholders, for improper transactions between the director and us or for improper distributions to shareholders and loans to directors and officers, or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

ITEM 16. EXHIBITS.

(a) Exhibits.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
5.1       Opinion of Cooley Godward LLP.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.
24.1      Power of Attorney. Reference is made to page II-3.
99.1      Warrant to Purchase Common Stock, dated March 30, 1999,
          issued by the Company to LBC Capital.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Planet Polymer Technologies, Inc. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Planet Polymer Technologies, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     We hereby undertake:

          (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 30, 1999.

                                          PLANET POLYMER TECHNOLOGIES

                                          By:    /s/ ROBERT J. PETCAVICH
                                             -----------------------------------
                                                     Robert J. Petcavich
                                              Chairman, Chief Executive Officer
                                                        and Secretary

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Petcavich and H.M. Busby and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                              TITLE                  DATE
                  ---------                              -----                  ----
           /s/ ROBERT J. PETCAVICH             Chairman, Chief Executive   March 30, 1999
---------------------------------------------    Officer and Secretary
             Robert J. Petcavich                  (Principal Executive
                                                  Officer) (Principal
                                                Financial and Accounting
                                                        Officer)

           /s/ MICHAEL M. COLEMAN                       Director           March 30, 1999
---------------------------------------------
             Michael M. Coleman

           /s/ THOMAS M. CONNELLY                       Director           March 30, 1999
---------------------------------------------
             Thomas M. Connelly

               /s/ H.M. BUSBY                           Director           March 30, 1999
---------------------------------------------
                 H.M. Busby

           /s/ THOMAS A. LANDSHOF                       Director           March 30, 1999
---------------------------------------------
             Thomas A. Landshof

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  5.1     Opinion of Cooley Godward LLP.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.
 24.1     Power of Attorney. Reference is made to Page II-3.
 99.1     Warrant to Purchase Common Stock, dated March 30, 1999,
          issued by the Company to LBC Capital.